Exhibit 5.1

[PARKER POE LETTERHEAD]

February 4, 2013

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, NC 28210

Ladies and Gentlemen:

We have acted as counsel to Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-175386) (the “Registration Statement”) for (1) the offer and sale of up to 4,600,000 shares of the Company’s common stock, no par value, up to 1,600,000 of which shares may be borrowed from third parties pursuant to the Forward Sale Agreement (as defined below), and the remainder of which may be issued and sold by the Company (the “Direct Shares”), and (2) the issuance of up to 1,600,000 shares of the Company’s common stock (the “Settlement Shares”) pursuant to the Forward Sale Agreement.

In rendering the opinions set forth herein, we have reviewed:

(1)	That certain Underwriting Agreement among the Company and the underwriters named therein, dated as of January 29, 2013 (the “Underwriting Agreement”);

(2)	The Confirmation of Forward Sale Transaction among the Company and Morgan Stanley & Co. LLC, dated as of January 29, 2013 (the “Forward Sale Agreement”);

(3)	The Registration Statement, including any prospectus or prospectus supplement filed as part thereof;

(4)	The Articles of Incorporation of the Company, as amended to date;

(5)	The Bylaws of the Company, as amended to date;

(6)	The Certificate of Existence of the Company, dated as of February 4, 2013; and

(7)	The Unanimous Written Consent of the Board of Directors, dated as of January 24, 2013.

We have also reviewed such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. Without

Piedmont Natural Gas Company, Inc.

February 4, 2013

limiting the generality of the foregoing, we express no opinion with respect to state securities or “Blue Sky” laws. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, issuance of the Direct and Settlement Shares or both.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

(1)	The Direct Shares have been duly authorized and, when duly issued and delivered in accordance with the Underwriting Agreement against payment therefor, will be validly issued, fully paid and non-assessable.

(2)	The Settlement Shares have been duly authorized and, when duly issued and delivered in accordance with the Underwriting Agreement and the Forward Sale Agreement against payment therefor, will be legally issued, fully paid and non-assessable.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We understand that we may be referred to as counsel who has passed upon the legality of the Direct and Settlement Shares on behalf of the Company in the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. The filing of this consent shall not be deemed an admission that we are an expert within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP

RLS/AJS